Exhibit 99.1

CHARMING SHOPPES ANNOUNCES THE APPOINTMENT OF
MICHAEL LUCE TO ITS BOARD OF DIRECTORS

Bensalem, PA, January 26, 2006 - Charming Shoppes, Inc., (NASDAQ-CHRS), a leading multi-channel specialty apparel retailer specializing in women's plus-size apparel, announced that Michael W. Luce has been appointed to its Board of Directors.

Mr. Luce is the President of Plow & Hearth, Inc., a national catalog, retail, and internet company. The company offers a broad array of high quality consumer products marketed through its four brands, including Plow & Hearth, Plow & Hearth Home, Problem Solvers, and Wind & Weather. Plow & Hearth also operates 7 retail stores and catalog outlets.

Mr. Luce’s retail career has spanned 30 years, including executive positions as President and Chief Executive Officer of Gardeners Eden, Inc., President and Chief Operating Officer of Eddie Bauer, Inc., and Founder and Chief Executive Officer of Garden Botanika, Inc. Mr. Luce brings a broad and experienced background in the direct marketing business to Charming Shoppes’ board of directors.

Mr. Luce resides in New Hampshire with his wife, Mary Lou. They have three children.

Charming Shoppes, Inc. operates 2,265 retail stores in 48 states under the names LANE BRYANT(R), FASHION BUG(R), FASHION BUG PLUS(R), and CATHERINES PLUS SIZES(R). Additionally, apparel, accessories, footwear and gift catalogs, including the following titles, are operated by Charming Shoppes’ Crosstown Traders: Old Pueblo Traders, Bedford Fair, Willow Ridge, Lew Magram, Brownstone Studio, Regalia, Intimate Appeal, Monterey Bay Clothing Company, Coward Shoe and Figi's.

CONTACT: Gayle M. Coolick
Director of Investor Relations
(215) 638-6955